Exhibit 99.1

Select Energy Services Reports Second Quarter 2021 Financial Results And Operational Updates

Revenue of $161 million generated during the second quarter of 2021, up 12% sequentially from the first quarter of 2021

As previously announced, closed on the acquisition of Complete Energy Services, Inc. ("Complete"), the water solutions subsidiary of Superior Energy Services, Inc. ("Superior")

Enhanced our portfolio of sustainability-focused technologies with the acquisition of UltRecovery Corporation ("UltRecovery") and execution of an exclusive supply agreement with Emission Rx

HOUSTON, Aug. 3, 2021 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of sustainable water and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended June 30, 2021.

Revenue for the second quarter of 2021 was $161.1 million as compared to $143.7 million in the first quarter of 2021 and $92.2 million in the second quarter of 2020. Net loss for the second quarter of 2021 was $19.6 million as compared to a net loss of $27.4 million in the first quarter of 2021 and a net loss of $53.0 million in the second quarter of 2020.

John Schmitz, Chairman of the Board, President and CEO, stated, "During the second quarter, we continued to execute on our strategy of improving and bolstering our base business, advancing our technology and diversification efforts, and executing on strategic M&A.

"We saw continued revenue growth in the base business during the second quarter, with 12% consolidated sequential revenue growth, led by 23% growth in our Oilfield Chemicals segment. Overall industry activity continued to improve during the second quarter, driven by a supportive commodity price environment and continued operational efficiencies. We expect to see further meaningful revenue and margin growth in the base business during the third quarter supported by increasing completions activity, pricing improvements and incremental contributions from our recently announced organic recycling projects. We also expect to see significant revenue growth and margin improvement resulting from our recent acquisitions, most notably Complete.

"In addition to this base business improvement, we also continue to find new ways to diversify our capabilities and advance our initiatives around technology and sustainable solutions for our customers. We have enhanced our portfolio of environmentally-conscious technologies with the acquisition of UltRecovery, a leading provider of sustainable production enhancement chemical applications, and our entry into an exclusive supply agreement with Emission Rx, a leading provider of methane capture and elimination solutions for the flowback process. The UltRecovery acquisition expands our chemical solutions through a patented platform of novel biotechnologies designed to uplift production decline curves and increase recoverable reserves. UltRecovery's environmentally-conscious solutions are based on microbiological processes, providing an attractive sustainable solution to the customer, while improving overall returns. We are also excited about our exclusive partnership with Emission Rx to provide proprietary emission mitigation solutions across the U.S. unconventional oil and gas industry. These solutions are designed to help control, reduce and ultimately eliminate methane emissions during the flowback and production phases, removing the need for open flaring on location and at production facilities.

"In addition to our efforts around technology and the energy transition, we continue to advance our efforts to diversify our business into broader industrial markets. We have already seen some early successes and I'm excited to announce the addition of Walt Dale as SVP – Industrial Solutions to help lead and expedite this initiative. Walt has a 20+ year track record of leading and developing industrial businesses with market leaders including ChemTreat, Halliburton and GE. We believe the opportunity for deploying our expertise in water and chemistry beyond the oilfield is large and diverse and I look forward to working with Walt to build this business in the coming years.

"While I'm certainly pleased with the strides we've made to grow the base business and enhance our technology and industrial capabilities, I'm particularly excited about our recent M&A progress. As we previously announced, we closed on the acquisition of Complete in early July. Complete has a prominent water solutions service footprint across the U.S. and a sizable produced water infrastructure asset base with meaningful opportunity for further development. With an expected annualized run-rate during the second half of 2021 of more than $100 million of revenue and $10 – 12 million of EBITDA, this acquisition provides a highly accretive enhancement to our financial position and diversifies our revenue stream with increased weighting to production-related services. I'm excited about the opportunity to bring Complete and its employees into the Select family and I look forward to working with the team to realize all of the benefits of this acquisition and its diversified portfolio of assets. I believe there remains significant opportunity to build new sustainable strategies around legacy businesses and infrastructure utilizing our water recycling and FluidMatch™ expertise and our well-capitalized balance sheet. Consolidation remains a key priority for this industry to regain meaningful profitability and this acquisition represents a significant step towards that objective.

"Select sits in a very strong position in the marketplace, with no bank debt, robust cash flow capabilities and a substantial cash balance even after these acquisitions and investments. We expect to see strong revenue improvements in the business in the coming quarters, further buoyed by our recent investments and acquisitions. In addition to this financial strength, we have the ability to leverage our competitive strengths as the oil and gas industry's leading sustainable water and chemical solutions provider to expand into new areas, technologies and industries to take advantage of the energy transition. We are very excited about our recent progress, and we believe that additional opportunities lie ahead," concluded Schmitz.

Consolidated Financial Information

For the second quarter of 2021, revenue was $161.1 million, net loss was $19.6 million and gross loss was $1.6 million, as compared to a gross loss of $4.4 million in the first quarter of 2021 and gross loss of $23.7 million in the second quarter of 2020. Total gross margin was (1.0)% in the second quarter of 2021 as compared to (3.1)% in the first quarter of 2021 and (25.7)% in the second quarter of 2020. Gross margin before depreciation and amortization ("D&A") for the second quarter of 2021 was 12.0% as compared to 12.0% for the first quarter of 2021 and 1.9% for the second quarter of 2020.

SG&A during the second quarter of 2021 was $15.9 million as compared to $19.9 million during the first quarter of 2021 and $17.7 million during the second quarter of 2020. SG&A during the third quarter of 2021 is expected to increase by $2.0 - 2.5 million as a result of the Complete acquisition.

Adjusted EBITDA was $7.6 million in the second quarter of 2021 as compared to $0.9 million in the first quarter of 2021 and ($8.3) million in the second quarter of 2020. Select's consolidated Adjusted EBITDA during the second quarter of 2021 includes $5.0 million of non-recurring or non-cash adjustments, including $2.2 million of non-cash losses on asset sales, $0.2 million in lease abandonment costs, and $0.1 million of transaction costs. Non-cash compensation expense accounted for an additional $2.5 million adjustment. Please refer to the end of this release for reconciliations of gross profit (loss) before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $76.7 million in the second quarter of 2021, as compared to $64.2 million in the first quarter of 2021 and $55.8 million in the second quarter of 2020. Gross margin before D&A for Water Services was 7.7% in the second quarter of 2021 as compared to 3.0% in the first quarter of 2021 and 3.2% in the second quarter of 2020. Revenues improved 19.4% sequentially, driven primarily by activity improvements. While margins recovered from the impacts of weather disruptions in the first quarter, cost inflation continued to impact the margins during the quarter. We anticipate segment revenues increasing by more than 30% during the third quarter and low double-digit to mid-teen gross margins before D&A, driven by increasing completions activity, meaningful pricing improvements and most notably, the sizable contribution from the recently acquired operations of Complete.

The Water Infrastructure segment generated revenues of $33.3 million in the second quarter of 2021 as compared to $37.8 million in the first quarter of 2021 and $15.3 million in the second quarter of 2020. Gross margin before D&A for Water Infrastructure was 21.3% in the second quarter of 2021 as compared to 30.2% in the first quarter of 2021 and 9.3% in the second quarter of 2020. The sequential revenue decrease was largely driven by significant revenue declines in our high-margin Bakken Pipelines primarily resulting from the seasonal breakup period. We anticipate significant revenue growth during the third quarter of 20% – 30% and gross margins before D&A in the mid-twenties, resulting from the dissipation of seasonal impacts, increased recycling revenues and startup costs associated with our recently announced projects, and the additional contribution from Complete's produced water infrastructure footprint.

The Oilfield Chemicals segment generated revenues of $51.1 million in the second quarter of 2021, as compared to $41.7 million in the first quarter of 2021 and $21.1 million in the second quarter of 2020. Gross margin before D&A for Oilfield Chemicals was 12.5% in the second quarter of 2021 as compared to 9.5% in the first quarter of 2021 and (6.8)% in the second quarter of 2020. Revenues improved 22.6% sequentially driven by activity improvements and strong market share gains, particularly for the segment's water treatment solutions in the Permian Basin and completion chemicals in South Texas. Gross margins were impacted by continued raw materials cost inflation and supply chain challenges. With already high levels of utilization at our Midland production facility, in the third quarter we expect to reopen our Tyler manufacturing facility that was temporarily shut down last year. We anticipate modest mid-single digit percentage sequential revenue growth in this segment during the third quarter, with gross margins before D&A in the low double digit range, as the segment will be impacted by reactivation costs associated with the Tyler facility during the third quarter.

Cash Flow and Capital Expenditures

Cash flow from operations for the second quarter of 2021 was ($7.6) million as compared to ($3.9) million in the first quarter of 2021 and $56.0 million in the second quarter of 2020. Cash flow from operations during the second quarter of 2021 included a $12.6 million use of cash from net working capital increases driven primarily by revenue growth during the quarter. Capital expenditures for the second quarter of 2021 were $6.1 million, net of ordinary course asset sales during the quarter of $2.8 million. Cash flow from operations less capital expenditures, net of asset sales, was ($13.7) million during the second quarter of 2021.

Additionally, cash flow used in investing activities included approximately $1.3 million for the Company's formation of a strategic partnership with AquaNyx Midstream LLC, an Oklahoma based water infrastructure company, as well as an increase in our investment in Deep Imaging Technologies Inc. in support of its acquisition of ESG Solutions, a microseismic data monitoring and analysis company that services the energy, mining and geotechnical industries.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $143.7 million as of June 30, 2021 as compared to $169.0 million as of December 31, 2020.

The Company had no borrowings outstanding under its revolving credit facility as of June 30, 2021 and December 31, 2020. As of June 30, 2021 and December 31, 2020, the borrowing base under the revolving credit facility was $128.3 million and $96.4 million, respectively. The Company had available borrowing capacity under its revolving credit facility as of June 30, 2021 and December 31, 2020, of approximately $113.2 million and $80.8 million, respectively, after giving effect to $15.1 million and $15.6 million of outstanding letters of credit as of June 30, 2021 and December 31, 2020, respectively.

Total liquidity was $257.0 million as of June 30, 2021, as compared to $249.8 as of December 31, 2020. The Company had 85,244,439 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the second quarter of 2021.

Complete Energy Services Acquisition

Only July 9, Select closed on the acquisition of Complete Energy Services, Inc., an operating subsidiary of Superior Energy Services, Inc. Select has acquired substantially all of the water-related assets, liabilities and ongoing operations of the business, including working capital. Superior will retain certain non-core and non-water-related assets that were part of Complete as part of the transaction. In consideration, Select has issued 3.6 million shares of Class A common stock and paid $14.2 million in cash, subject to standard post-closing adjustments, to Superior to close the transaction.

Complete is a leading provider of production- and completion-related water solutions, including produced water gathering and disposal solutions, fluids handling, water transfer, flowback and well testing, water heating and containment solutions and across the U.S., including the Permian, Mid-Continent, DJ and Powder River Basins and the Marcellus and Utica Shales.

Business Development Updates

Acquisition of Sustainable Production Enhancement Company

During the third quarter of 2021, Select acquired UltRecovery, a provider of sustainable production enhancement applications focused on existing conventional and unconventional oil and gas wells. UltRecovery utilizes a proprietary enhanced oil recovery ("EOR") method in which customized nutrients are injected into the reservoir to activate the indigenous microbes to stimulate oil production for increased recovery and optimize water quality after primary and secondary recovery techniques have been applied. This patented technology provides operators with the ability to extract incremental volumes out of existing oil and gas wells at a fraction of the cost of drilling and completing a new well. Select believes the acquisition of UltRecovery will complement our existing chemical EOR initiatives to improve recoverable oil from existing reservoirs and wellbores.

Exclusive Strategic Supply Agreement for Proprietary Methane Emissions Reduction Technology

During the second quarter of 2021, we entered into an exclusive supply agreement with Emission Rx, a provider of high efficiency waste gas combustors for use in the effective management, control and elimination of methane emissions during the flowback and production phases of a well lifecycle. As part of the agreement, Select has exclusive rights to purchase, resell, and provide EmissionRx Flowback Combustors in the United States to help our customers capture, reduce and eliminate waste gas in a more efficient and environmentally friendly manner than traditional oilfield practices such as vapor release and flaring. This is part of Select's ongoing effort to help our customers increase wellsite efficiency and safety, while reducing emissions to limit the overall environmental impact of oil and gas development.

Conference Call

Select has scheduled a conference call on Wednesday, August 4, 2021 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through August 18, 2021 and may be accessed by calling 201-612-7415 using passcode 13721599#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. and its consolidated subsidiaries (collectively referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the oil and gas industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue
Water Services	$76,651	$55,807	$140,874	$205,318
Water Infrastructure	33,326	15,300	71,129	73,062
Oilfield Chemicals	51,140	21,132	92,856	92,144
Total revenue	161,117	92,239	304,859	370,524
Costs of revenue
Water Services	70,745	54,014	133,069	183,128
Water Infrastructure	26,237	13,871	52,636	61,684
Oilfield Chemicals	44,754	22,562	82,520	82,438
Other	—	3	—	7
Depreciation and amortization	21,018	25,508	42,668	51,690
Total costs of revenue	162,754	115,958	310,893	378,947
Gross loss	(1,637)	(23,719)	(6,034)	(8,423)
Operating expenses
Selling, general and administrative	15,890	17,658	35,784	42,947
Depreciation and amortization	624	834	1,273	1,519
Impairment of goodwill and trademark	—	—	—	276,016
Impairment and abandonment of property and equipment	—	4,726	—	7,910
Lease abandonment costs	222	868	326	1,821
Total operating expenses	16,736	24,086	37,383	330,213
Loss from operations	(18,373)	(47,805)	(43,417)	(338,636)
Other (expense) income
Losses on sales of property and equipment and divestitures, net	(1,657)	(2,183)	(2,236)	(2,618)
Interest expense, net	(400)	(513)	(835)	(844)
Foreign currency gain (loss), net	4	27	7	(19)
Other income (expense), net	895	(2,700)	(734)	(2,441)
Loss before income tax (expense) benefit	(19,531)	(53,174)	(47,215)	(344,558)
Income tax (expense) benefit	(84)	130	179	294
Net loss	(19,615)	(53,044)	(47,036)	(344,264)
Less: net loss attributable to noncontrolling interests	3,048	8,746	7,362	54,104
Net loss attributable to Select Energy Services, Inc.	$(16,567)	$(44,298)	$(39,674)	$(290,160)

Net loss per share attributable to common stockholders:
Class A—Basic	$(0.19)	$(0.52)	$(0.47)	$(3.39)
Class B—Basic	$—	$—	$—	$—

Net loss per share attributable to common stockholders:
Class A—Diluted	$(0.19)	$(0.52)	$(0.47)	$(3.39)
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$143,722	$169,039
Accounts receivable trade, net of allowance for credit losses of $7,514 and $9,157, respectively	148,690	129,392
Accounts receivable, related parties	205	69
Inventories	38,546	33,384
Prepaid expenses and other current assets	24,852	19,621
Total current assets	356,015	351,505
Property and equipment	858,592	878,902
Accumulated depreciation	(541,021)	(528,537)
Total property and equipment, net	317,571	350,365
Right-of-use assets, net	47,509	52,331
Other intangible assets, net	110,846	116,079
Other long-term assets, net	7,922	5,079
Total assets	$839,863	$875,359
Liabilities and Equity
Current liabilities
Accounts payable	$26,368	$12,995
Accrued accounts payable	26,677	21,359
Accounts payable and accrued expenses, related parties	1,418	519
Accrued salaries and benefits	12,234	16,279
Accrued insurance	10,836	9,788
Sales tax payable	1,224	1,415
Accrued expenses and other current liabilities	9,638	12,077
Current operating lease liabilities	13,521	14,019
Current portion of finance lease obligations	267	307
Total current liabilities	102,183	88,758
Long-term operating lease liabilities	55,208	60,984
Other long-term liabilities	21,926	19,735
Total liabilities	179,317	169,477
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 88,160,703 shares issued and outstanding as of June 30, 2021; 350,000,000 shares authorized and 86,812,647 shares issued and outstanding as of December 31, 2020	882	868
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of June 30, 2021 and December 31, 2020	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of June 30, 2021 and December 31, 2020	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	912,872	909,278
Accumulated deficit	(356,921)	(317,247)
Total stockholders' equity	556,995	593,061
Noncontrolling interests	103,551	112,821
Total equity	660,546	705,882
Total liabilities and equity	$839,863	$875,359

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(47,036)	$(344,264)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	43,941	53,209
Net loss on disposal of property and equipment and divestitures	2,236	2,207
Bad debt (recovery) expense	(381)	4,810
Amortization of debt issuance costs	344	344
Inventory write-downs	82	566
Equity-based compensation	3,946	1,816
Impairment of goodwill and trademark	—	276,016
Impairment and abandonment of property and equipment	—	7,910
Loss on divestitures	—	411
Unrealized loss on short-term investment	1,169	—
Other operating items, net	(139)	404
Changes in operating assets and liabilities
Accounts receivable	(19,054)	160,204
Prepaid expenses and other assets	(11,044)	3,276
Accounts payable and accrued liabilities	14,497	(64,176)
Net cash (used in) provided by operating activities	(11,439)	102,733
Cash flows from investing activities
Proceeds received from divestitures	—	197
Purchase of property and equipment	(13,451)	(16,461)
Investment in note receivable	(1,101)	—
Purchase of equity method investments	(2,200)	—
Distribution from cost method investment	120	—
Proceeds received from sales of property and equipment	5,141	11,015
Net cash used in investing activities	(11,491)	(5,249)
Cash flows from financing activities
Payments of finance lease obligations	(156)	(121)
Proceeds from share issuance	29	44
(Distributions to) contributions from noncontrolling interests	(1,074)	383
Repurchase of common stock	(1,206)	(10,638)
Net cash used in financing activities	(2,407)	(10,332)
Effect of exchange rate changes on cash	20	(13)
Net (decrease) increase in cash and cash equivalents	(25,317)	87,139
Cash and cash equivalents, beginning of period	169,039	79,268
Cash and cash equivalents, end of period	$143,722	$166,407

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures and plus/(minus) foreign currency losses/(gains). We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2020.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
(unaudited) (in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Net loss	$(19,615)	$(27,421)	$(53,044)
Interest expense, net	400	435	513
Income tax expense (benefit)	84	(263)	(130)
Depreciation and amortization	21,642	22,299	26,342
EBITDA	2,511	(4,950)	(26,319)
Non-recurring severance expenses	—	3,225	3,666
Non-cash compensation expenses	2,524	1,422	1,242
Non-cash loss on sale of assets or subsidiaries	2,150	697	3,874
Non-recurring transaction costs	149	412	2,611
Lease abandonment costs	222	104	868
Impairment and abandonment of property and equipment	—	—	4,726
Yard closure costs related to consolidating operations	—	—	1,011
Foreign currency gain, net	(4)	(3)	(27)
Adjusted EBITDA	$7,552	$907	$(8,348)

The following table presents a reconciliation of gross profit before D&A to total gross loss, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
(unaudited) (in thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Gross (loss) profit by segment
Water services	$(6,432)	$(11,156)	$(14,088)
Water infrastructure	643	5,149	(5,594)
Oilfield chemicals	4,152	1,610	(4,034)
Other	—	—	(3)
As reported gross loss	(1,637)	(4,397)	(23,719)

Plus depreciation and amortization
Water services	12,338	13,055	15,881
Water infrastructure	6,446	6,255	7,023
Oilfield chemicals	2,234	2,340	2,604
Other	—	—	—
Total depreciation and amortization	21,018	21,650	25,508

Gross profit before D&A	$19,381	$17,253	$1,789

Gross profit (loss) before D&A by segment
Water services	5,906	1,899	1,793
Water infrastructure	7,089	11,404	1,429
Oilfield chemicals	6,386	3,950	(1,430)
Other	—	—	(3)
Total gross profit before D&A	$19,381	$17,253	$1,789

Gross margin before D&A by segment
Water services	7.7%	3.0%	3.2%
Water infrastructure	21.3%	30.2%	9.3%
Oilfield chemicals	12.5%	9.5%	(6.8%)
Other	n/a	n/a	n/a
Total gross margin before D&A	12.0%	12.0%	1.9%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com